EXCHANGE AGREEMENT AND

PLAN OF REORGANIZATION

by and among

RM INVESTORS, INC.

20/20 PRODUCE SALES, INC.

STOCKHOLDERS OF 20/20 PRODUCE SALES, INC.

March 14, 2014

TABLE OF CONTENTS

Page

ARTICLE IDEFINITIONS1

Section 1.01Closing1

Section 1.02Closing Date1

Section 1.03Code1

Section 1.04Exchange Act1

Section 1.05Exchanged RMII Stock1

Section 1.06GAAP2

Section 1.0720/20 Produce Sales, Inc.2

Section 1.08RMII Common Stock2

Section 1.09SEC2

Section 1.10Securities Act2

Section 1.1120/20 RMII, Inc.2

Section 1.12Produce Stock2

ARTICLE IIREPRESENTATIONS, COVENANTS, AND WARRANTIES OF PRODUCE2

Section 2.01Organization2

Section 2.02Approval of Agreement2

Section 2.03Capitalization3

Section 2.04No Subsidiary or Predecessor3

Section 2.05Financial Information3

Section 2.06Options or Warrants4

Section 2.07Absence of Certain Changes or Events4

Section 2.08Title to Personal and Real Property5

Section 2.09Intellectual Property5

Section 2.10Litigation and Proceedings6

Section 2.11Contracts6

Section 2.12Insurance Claims7

Section 2.13Governmental Authorizations7

Section 2.14Compliance With Laws and Regulations7

Section 2.15Insurance7

Section 2.16Transactions with Affiliates7

Section 2.17Labor Agreements and Actions7

Section 2.18Pension Obligations8

Section 2.19No Conflict With Other Instruments8

Section 2.20Information8

ARTICLE IIIREPRESENTATIONS, COVENANTS, AND WARRANTIES OF

THE PRODUCE SHAREHOLDERS8

Section 3.01Ownership of Produce Stock8

Section 3.02Continuity of Investment9

Section 3.03Release Agreements9

ARTICLE IVREPRESENTATIONS, COVENANTS, AND WARRANTIES OF RMII9

Section 4.01Organization9

Section 4.02Approval of Agreements9

Section 4.03Capitalization10

Section 4.04No Conflict With Other Instruments10

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ARTICLE VPLAN OF EXCHANGE10

Section 5.01Terms of the Exchange10

Section 5.02Closing10

Section 5.03Closing Events10

ARTICLE VIPRE-CLOSING COVENANTS11

Section 6.01Affirmative and Negative Covenants of Produce11

Section 6.02Termination12

Section 6.03Post-Closing Covenants of RMII and Produce12

ARTICLE VII ADDITIONAL AGREEMENTS12

Section 7.01Appropriate Action; Consents; Filings12

Section 7.02Public Announcements13

Section 7.03OTCBB; and Other Matters13

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF RMII14

Section 8.01Accuracy of Representations and Satisfaction of Covenants14

Section 8.02Produce Disclosure Schedules14

Section 8.03Good Standing14

Section 8.04UCC Certificate14

Section 8.05Other Items14

ARTICLE IXCONDITIONS PRECEDENT TO OBLIGATIONS OF PRODUCE

AND THE PRODUCE SHAREHOLDERS15

Section 9.01Accuracy of Representations and Satisfaction of Covenants15

Section 9.02Produce Disclosure Schedules15

Section 9.03Good Standing15

Section 9.04Other Items15

ARTICLE XMISCELLANEOUS15

Section 10.01Brokers15

Section 10.02Tax Treatment15

Section 10.03Governing Law16

Section 10.04Notices16

Section 10.05Attorneys’ Fees17

Section 10.06Costs17

Section 10.07Schedules; Knowledge17

Section 10.08Third-Party Beneficiaries17

Section 10.09Entire Agreement17

Section 10.10Counterparts17

Section 10.11Amendment or Waiver17

Section 10.12Severability18

Section 10.13Successors and Assigns18

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DISCLOSURE SCHEDULES

Produce Schedules:

Schedule 2.01Articles and Bylaws

Schedule 2.02Board of Directors Consent as to the Agreement

Schedule 2.03Capitalization—Issued and Outstanding Shares held by Shareholders

Schedule 2.05(a)Financial Information

Schedule 2.05(c)Tax Returns

Schedule 2.05(e)Accounts Receivable

Schedule 2.05(e)Accounts Payable

Schedule 2.07Materially Adverse Change

Schedule 2.08(c)Leases and Personal Property

Schedule 2.09Intellectual Property

Schedule 2.10Litigation

Schedule 2.11Contracts

Schedule 2.12Insurance Claims

Schedule 2.13Governmental Authorization

Schedule 2.14Compliance with Laws and Regulation

Schedule 2.15Insurance

Schedule 2.16Material Contracts with Affiliates

Schedule 2.17Labor Agreements

Schedule 2.18Pension and Retirement

Schedule—Miscellaneous (Bank)Bank Information

Schedule—Miscellaneous (Powers of Attorney)Powers of Attorney

RMII Schedules:

Schedule 4.01Articles and Bylaws

Schedule 4.02Board of Directors Consent as to the Agreement

iii

EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

THIS EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), is entered into effective as of March 14, 2014, by and among RM INVESTORS, INC., a Nevada corporation (“RMII”), 20/20 PRODUCE SALES, INC., an Idaho corporation (“Produce”) and the shareholders of 20/20 PRODUCE SALES, INC., named on the signature pages of this Agreement (collectively, the “Produce Shareholders”), based on the following:

Premises

A.RMII is a publicly-held corporation with its common stock traded on the OTCBB market currently under the trading symbol “RMII.”

B.The Produce Shareholders are the owners of 100% of the issued and outstanding shares of capital stock of Produce (the “Produce Stock”).

C.This Agreement provides for the acquisition by RMII of all of the issued and outstanding shares of Produce Stock, no par value, currently held by the Produce Shareholders solely in exchange for voting shares of the common stock of RMII, par value $0.001 per share (the “RMII Common Stock”), on the terms and conditions hereinafter provided, all for the purpose of effecting a “tax free” reorganization pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) for those Produce Shareholders who are resident in the United States.

Agreement

NOW, THEREFORE, based on the stated premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the meanings indicated:

Section 1.01Closing. The consummation of the transactions contemplated by this Agreement.

Section 1.02Closing Date. The date on which the Closing occurs.

Section 1.03Code. The Internal Revenue Code of 1986, as amended.

Section 1.04Exchange Act. The Securities Exchange Act of 1934, as amended.

Section 1.05Exchanged RMII Stock. The 4,836,000 shares of RMII Common Stock to be issued and delivered by RMII pursuant to this Agreement in exchange for the shares of Produce Stock issued and outstanding on the Closing Date in order to consummate the acquisition of 100% of the equity interest in Produce by RMII.

Section 1.06GAAP. United States generally accepted accounting principles, as in effect on the date of determination, applied on a consistent basis.

Section 1.0720/20 Produce Sales, Inc., an Idaho corporation.

Section 1.08RMII Common Stock. The authorized common stock, par value $0.001 per share, of RMII.

Section 1.09SEC. The United States Securities and Exchange Commission.

Section 1.10Securities Act. The Securities Act of 1933, as amended.

Section 1.11RM Investors, Inc., a Nevada corporation.

Section 1.12 Produce Stock. All of the shares of Produce common stock issued and outstanding as of the Closing Date, which are to be exchanged for shares of RMII Common Stock pursuant to the terms of this Agreement.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PRODUCE

As soon as practical after the date of this Agreement, Produce shall deliver to RMII the attached schedules incorporated herein by reference, which are collectively referred to as the “Produce Schedules.” The Produce Schedules shall be updated through the date of Closing and shall be certified by the chief executive officer of Produce as complete, true, and accurate.

As an inducement to and to obtain the reliance of RMII, Produce represents and warrants, except as set forth on the Produce Schedules, as follows:

Section 2.01Organization.

Produce is a corporation duly organized, validly existing, and in good standing under the laws of the State of Idaho and has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of Produce. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Produce’s certificate of incorporation or bylaws.

Section 2.02Approval of Agreement.

The board of directors of Produce has authorized the execution and delivery of this Agreement by Produce and has approved the consummation of the transactions contemplated hereby. Produce has full power, authority, and legal right, and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise, to consummate the transactions contemplated hereby.

Section 2.03Capitalization.

The authorized capitalization of Produce of 11,000 shares of Produce voting common stock, no par value, of which 1,520 shares are issued and outstanding. All issued and outstanding shares of Produce Stock are validly authorized, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no options, rights, convertible securities, calls, or commitments to which Produce is a party or to which it is subject requiring the issuance of the Produce Stock. All issued and outstanding shares of Produce are validly authorized, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.

Section 2.04No Subsidiary or Predecessor.

Produce does not own, beneficially or of record, any equity securities in any other entity. Since inception, Produce has not had any predecessor, as that term is defined under GAAP.

Section 2.05Financial Information.

(a)Included in the Produce Schedules are the unaudited balance sheets of Produce as of December 31, 2013 and 2012, and the related unaudited statements of operations and cash flows for the periods then ended.

(b)Such financial information has been prepared in accordance with GAAP, except as disclosed in the Produce Schedules. All assets reflected on the most recent balance sheet present fairly the assets of Produce, as of the date of such balance sheet.

(c)Produce has filed all tax returns and reports as required by law. All such returns and reports are accurate and correct in all material respects. There are no income taxes currently due to any governmental agency that have not been paid. Produce does not have any liabilities with respect to the payment of any tax (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet included in the Produce Schedules and all such dates and years and periods prior thereto and for which Produce may be liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable.

(d)The books and records, financial and otherwise, of Produce are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions involving the assets of Produce. Produce has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(e)Except as set forth in the Produce Schedules, the balance sheet included in the Produce Schedules, or in the notes thereto, Produce (i) has good and marketable title to its accounts receivable, and other debts due or recorded in the records and books of account of Produce, free of any security interests or liens and free of any material defenses, counterclaims, and set-offs, and all of such accounts receivable, invoices, and debts are actual and bona fide amounts due Produce for the total dollar amount thereof shown on the books of Produce and resulted from the regular course of its business; and (ii) the accounts receivable, invoices, and debts set forth on the Produce balance sheets arose in the ordinary course of business and are, net of any reserves shown on the balance sheet, collectible in full in all material respects on the continuation of reasonable collection efforts by Produce or successor personnel and without resorting to litigation and in any event not later than ninety (90) days after the date billed.

Section 2.06Options or Warrants.

At the Closing Date there will be no existing options, warrants, calls, commitments, or other rights of any character relating to authorized and unissued Produce Stock or other securities of Produce.

Section 2.07Absence of Certain Changes or Events.

Except as set forth in this Agreement or in the Produce Schedules, since the date of the balance sheet included in the Produce Schedules:

(a)There has not been (i) any material adverse change in the business, operations, assets, or condition of Produce, except for changes occurring as a result of transactions in the normal course of business of Produce, or (ii) any damage, destruction, or loss to Produce (whether or not covered by insurance) materially and adversely affecting the business, operations, assets, or condition of Produce;

(b)Produce has not (i) amended its certificate of incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Produce; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions, (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee, or shareholder; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)Produce has not (i) granted or agreed to grant any options, warrants, or other rights to acquire its stocks, bonds, or other corporate securities; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet included in the Produce Schedules and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000 or assets, properties, or rights disposed of in the ordinary course of business); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Produce; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)Produce has not become subject to any law or regulation which materially and adversely affects, or may in the future materially and adversely affect, the business, operations, properties, assets, or condition of Produce.

Section 2.08Title to Personal and Real Property.

(a)Except as disclosed in the balance sheet included in the Produce Schedules, Produce has good and marketable title to all its properties, inventory, know-how, interests in properties, and assets, which are reflected in the most recent balance sheet included in the Produce Schedules, or are used in Produce’s business, or acquired after that date (except those sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all material mortgages, security interests, royalties, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims for amounts not yet delinquent; and (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. All personal property held by Produce is in a state of good maintenance and repair, excepting only reasonable wear and tear, and is adequate and suitable for the purposes for which it is presently being used.

(b)Produce does not own any real property in fee simple.

(c)Except as disclosed in the Produce Schedules, each such lease is in full force and effect; all rents and additional fees due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence, or postponement of the lessee’s obligation thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition, or act, which, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default under such lease, the occurrence of which would have a material adverse effect on Produce. Produce has not violated any of the terms or conditions under any such lease in any material respect, and all of the material covenants to be performed by any other party under any such lease have been fully performed. The property leased by Produce is in a state of good maintenance and repair, except reasonable wear and tear, and is adequate and suitable for the purposes for which it is presently being used.

Section 2.09Intellectual Property.

Produce owns the entire right, title, and interest to all trade secrets, technology, know-how, tradenames, trademarks, servicemarks, and other proprietary information owned by, or used in connection with the business of, Produce, including all copyrights, patents, patent applications, registrations, and applications with respect thereto (collectively the “Intellectual Property”). Such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. No employee or former employee of Produce owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. None of the Intellectual Property is subject to any material order, decree, judgment, stipulation, settlement, encumbrance, or attachment. Except as set forth in the Produce Schedules, there are no pending or threatened proceedings, litigation, or other adverse claims to the Intellectual Property of which Produce is aware. The Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Produce as now being conducted and as proposed to be conducted.

Section 2.10Litigation and Proceedings.

Except as set forth in the Produce Schedules, there are no actions, suits, or proceedings pending or, to the knowledge of Produce or its officers and directors, threatened in writing by or against Produce or affecting Produce or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Produce is not in material default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 2.11Contracts.

(a)Except as described in this Agreement or in the Produce Schedules, Produce is not a party to or bound by, and the properties of Produce are not subject to, any contract, agreement, other commitment or instrument or any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Produce can now reasonably foresee) materially and adversely affect, the business operations, properties, assets, or financial condition of Produce; and

(b)Except as included or described in the Produce Schedules or reflected in the accompanying Produce balance sheet, Produce is not a party to any oral or written (i) contract for the employment of any officer, director, or employee, whose compensation is greater than $5,000 per month, which is not terminable on thirty (30) days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money in amounts greater than $10,000 in the aggregate; (iv) guarantee of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $10,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Produce whose compensation was or is greater than $5,000 per month; or (viii) other contract, agreement, or other commitment, except normal ongoing monthly operating expenses, involving payments by it in the future of more than $10,000 in the aggregate per contract.

(c)Produce is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of Produce, an there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Produce has not taken adequate steps to prevent such a default from occurring.

Section 2.12Insurance Claims.

Except as set forth in the Produce Schedules, during the last three years Produce has not received, or informed its insurance carriers of, any claims for damages, whether or not covered by insurance, for amounts greater than $10,000. Produce is not currently aware of any pending or unasserted claims.

Section 2. 13Governmental Authorizations.

Produce has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof or as presently contemplated. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Produce of this Agreement and the consummation by Produce of the transactions contemplated hereby.

Section 2.14Compliance with Laws and Regulations.

Produce has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or financial condition of Produce or except to the extent that noncompliance would not result in the incurrence of any material liability for Produce.

Section 2.15Insurance.

Included in the Produce Schedules is a complete list of all business liability, casualty, automobile, extended coverage, and other insurance policies which Produce maintains respecting its products, services, business, properties, and employees, showing for each type of coverage the policy limits, principal exclusions, deductibles, insurer, and other relevant information. Such policies are in full force and effect and are free from any right of termination by the insurance carriers. All of the insurable properties of Produce are insured for its benefit in the amount of their full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility.

Section 2.16Transactions with Affiliates.

Any person who is or has ever been during the previous three years an officer or director of Produce or person owning of record, or known by Produce to own beneficially, 5% or more of the issued and outstanding common stock of Produce and which is to be performed in whole or in part after the date hereof, such contract, agreement, or arrangement was for a bona fide business purpose of Produce and the amount paid or received, whether in cash, in services, or in kind, was, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Produce than terms available from otherwise unrelated parties in arm’s length transactions.

Section 2.17Labor Agreements and Actions.

Produce is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or sought to represent any of the employees, representatives, or agents of Produce. There is no strike or other labor dispute involving Produce pending or threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of Produce or (as such business is presently conducted and as it is proposed to be conducted), and Produce is not aware of any labor organization activity involving its employees. Produce is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Produce, nor does Produce have a present intention to terminate the employment of any of the foregoing. Except as set forth in the Produce Schedules, the employment of each officer and employee of Produce is terminable at the will of Produce.

Section 2.18Pension Obligations.

Produce does not have any unfunded pension liability to any person or entity in connection with any retirement, pension plan, or similar arrangement.

Section 2.19No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Produce is a party or to which any of its properties or operations are subject, which would have a material adverse effect on Produce.

Section 2.20Information.

The information concerning Produce set forth in this Agreement and in the Produce Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF

THE PRODUCE SHAREHOLDERS

As an inducement to and to obtain the reliance of RMII, the Produce Shareholders represent and warrant as follows:

Section 3.01Ownership of Produce Stock.

Each of the Produce Shareholders, individually and not jointly and severally, represent and warrant, (i) that the number of shares of Produce Stock set forth in Schedule 2.03 as being held by them is all of the shares of Produce Stock held by such Shareholder; (ii) that such shares are held both beneficially and of record by such Shareholder; (iii) that such shares are held free and clear of any and all liens, claims, or encumbrances; (iv) that such Shareholder has not transferred or created any right in any other person or entity to acquire such shares; and (v) that the Shareholder has the free and unqualified right to bargain, sell, convey, transfer, and assign the Produce Stock, without the authorization, consent, or approval of any other person or entity.

Section 3.02Continuity of Investment.

The Produce Shareholders are acquiring the Exchanged RMII Stock pursuant to this Agreement for investment and not with a view to the distribution thereof. None of the Produce Shareholders has any agreement nor made any commitment to sell the shares of the Exchanged RMII Stock to be acquired hereunder and none of the Produce Shareholders has the present intent to sell or liquidate the Exchanged RMII Stock to be acquired hereunder.

Section 3.03Release Agreements.

Each of the Produce Shareholders shall execute and deliver an agreement releasing any and all claims such Shareholder may have at or prior to the Closing Date against Produce or the technology or other assets held by Produce.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF RMII

As soon as practical after the date of this Agreement, RMII will deliver to Produce the attached schedules incorporated herein by reference, which are collectively referred to as the “RMII Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement and updated through the date of Closing, and instruments and data as of such date, or the date indicated on such schedules, all certified by the chief executive officer of RMII as complete, true, and accurate.

As an inducement to, and to obtain the reliance of the Produce Shareholders, RMII represents and warrants, except as set forth on the RMII Schedules, as follows:

Section 4.01Organization.

RMII is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not so qualified in which either the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of RMII. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the articles of incorporation or bylaws of RMII. RMII has full power, authority, and legal right and have taken all action required by law, its articles of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

Section 4.02Approval of Agreements.

The board of directors of RMII has authorized the execution and delivery of this Agreement by RMII and has approved the consummation of the transactions contemplated hereby. Prior to Closing, RMII shall obtain the approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by its stockholders. Subject to such approval, RMII has full power, authority, and legal right, and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise, to execute this Agreement and consummate the transactions contemplated hereby.

Section 4.03Capitalization.

The authorized capitalization of RMII consists of 100,000,000 shares of RMII Common Stock, par value $0.001 per share, of which 1,240,000 shares are issued and outstanding. All issued and outstanding shares of RMII Common Stock are validly authorized, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. All shares of Exchanged RMII Stock to be issued pursuant to this Agreement are validly authorized and will be, when issued, legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.

Section 4.04No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which RMII is a party or to which any of its properties or operations are subject which would have a material adverse effect on RMII.

ARTICLE V

PLAN OF EXCHANGE

Section 5.01Terms of the Exchange.

The acquisition of Produce as a wholly-owned subsidiary of RMII shall be completed, subject to all of the terms, covenants, and conditions set forth in this Agreement, by the issuance of 4,836,000 shares of the Exchanged RMII Stock to the Produce Shareholders in exchange for 1,520 the shares of Produce Stock, which represent 100% of the equity interest in Produce. The Exchanged RMII Stock shall be issued in the names and denominations set forth on Schedule 2.03 attached hereto and incorporated herein by this reference.

Section 5.02Closing.

The closing (“Closing”) of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree as soon as practical after the date of this Agreement (“Closing Date”).

Section 5.03Closing Events. At the Closing:

(a)The Produce Shareholders shall deliver the original certificates representing 1,520 shares of Produce Stock, duly executed, with appropriate signature guarantees, for transfer to RMII. RMII shall deliver the original of the certificates representing 4,836,000 shares of common stock of RMII, registered in the names and denominations set forth on Schedule 2.03.

(b)Each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, financial statements, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

(c)In addition to the foregoing, each of the parties shall execute and deliver such additional documents as may reasonably be required in order to effectuate the transactions herein contemplated in accordance with the requirements of the Code and shall treat such transactions for all tax purposes consistently with the other parties’ treatment thereof and with such characterization as a reorganization under Code section 368(a)(1)(B).

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01.Affirmative and Negative Covenants of Produce.

(a)Produce hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by RMII, Produce will:

(i)operate its business in all material respects in the usual and ordinary course, consistent with past practice;

(ii)use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its officers and employees and maintain its relationships with its material customers and suppliers;

(iii)maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

(iv)use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

(b)Except as expressly contemplated by this Agreement or otherwise consented to in writing by RMII, from the date of this Agreement until the Closing Date, Produce will not do any of the foregoing:

(i)declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(ii)(A) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(iii)(A) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; (B) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (C) take any action to accelerate the exercisability of stock options;

(iv)adopt or propose to adopt any amendments to its certificate of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

(xiii)agree in writing or otherwise to do any of the foregoing.

Section 6.02Termination.

This Agreement may be terminated at any time prior to the Closing Date by the consent of both RMII and Produce through action of their respective boards of directors. This Agreement may be terminated by either RMII or Produce in the event the transactions contemplated hereby have not been completed on or before March 31, 2014. In the event of termination pursuant to this section 6.02, no obligation, right, remedy, or liability shall arise hereunder, and the parties shall bear their own costs incurred in connection with the preparation and execution of this Agreement, the preparation and review of financial statements required to be delivered pursuant hereto, and the negotiation of the transactions contemplated hereby.

Section 6.03Post-Closing Covenants of RMII and Produce.

Subsequent to the Closing of the transactions contemplated by this Agreement, neither RMII, Produce, nor the Produce Shareholders shall undertake (or fail to undertake) any action that would result in the merger failing to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the Code. RMII, Produce, and the Produce Shareholders shall execute and deliver any and all documents, instruments, and agreements necessary to effectuate the purposes of this Agreement. All of the provisions of this section 6.03 shall survive the Closing and the consummation of the transactions contemplated herein.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01Appropriate Action; Consents; Filings.

(a)RMII, Produce, and the Produce Shareholders shall each use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Produce or RMII or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under

(A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law.

(b)Produce, RMII, and the Produce Shareholders agree to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Order”) of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Produce and RMII also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied.

(c)Each of RMII and Produce shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents (i) necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, or (ii) otherwise required under any contracts, licenses, leases, or other agreements in connection with the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described in this subsection above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon Produce and RMII and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

(d)Each of Produce and RMII shall promptly notify the other of (i) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (iii) the institution or the threat of material litigation or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Closing Date. As used in the preceding sentence, “material litigation” means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the RMII disclosure schedules, if in existence on the date hereof, or in respect of which the legal fees and other costs might reasonably be expected to exceed $10,000 over the life of the matter.

Section 7.02Public Announcements.

The press release announcing the execution and delivery of this Agreement shall be a joint press release of Produce and RMII. In addition, RMII shall be entitled to make such press releases and file such information as it deems advisable to comply with its requirements under United State securities laws.

Section 7.03OTCBB; and Other Matters.

Prior to the Closing of the transactions contemplated by this Agreement, each party shall use all reasonable efforts to (a) amend RMII’s articles of incorporation to change the name of the corporation to 20/20 Global, Inc.; (b) apply and receive a new CUSIP number for RMII; (c) amend and restate RMII’s articles to authorize 5,000,000 shares of preferred stock and effect a 2-for-1 forward split of the 6,076,000 shares of RMII common stock issued and outstanding after the Closing; (d) file and obtain from FINRA approval of the forward stock split and the other transactions contemplated by this Agreement; and (e) cause RMII’s stock to be approved for listing under a new trading symbol on the OTCBB market.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF RMII

The obligations of RMII under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 8.01Accuracy of Representations and Satisfaction of Covenants.

The representations and warranties made by Produce and the Produce Shareholders in this Agreement shall be true as of the Closing, and Produce and the Produce Shareholders shall have performed or complied with all material covenants and conditions required by this Agreement to be performed or complied with by Produce or the Produce Shareholders prior to or at the Closing. RMII shall be furnished with certificates, signed by the chief executive officer of Produce and the Produce Shareholders and dated the Closing Date, to the foregoing effect.

Section 8.02Produce Disclosure Schedules.

RMII shall have received all of the Produce Disclosure Schedules and such Schedules shall be acceptable, in form and content, to RMII.

Section 8.03Good Standing.

RMII shall have received a certification that Produce is in good standing, dated as of a date within five (5) days prior to the Closing Date.

Section 8.04UCC Certificate.

RMII shall have received a Commercial Code certificate as of a date within five (5) days of the Closing Date to the effect that there are no encumbrances of record on the assets of Produce, other than those disclosed in the Produce Schedules.

Section 8.05Other Items.

RMII shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as RMII may reasonably request.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PRODUCE

AND THE PRODUCE SHAREHOLDERS

The obligations of Produce under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 9.01Accuracy of Representations and Satisfaction of Covenants.

The representations and warranties made by RMII in this Agreement shall be true as of the Closing, and RMII shall have performed and complied with all material covenants and conditions required by this Agreement to be performed or complied with by RMII prior to or at the Closing. RMII shall have been furnished with a certificate, signed by the duly authorized chief executive officer of RMII, and dated the Closing Date, to the foregoing effect.

Section 9.02RMII Disclosure Schedules.

Produce shall have received all of the RMII Disclosure Schedules and such Schedules shall be acceptable, in form and content, to Produce.

Section 9.03Good Standing.

Produce shall have received a certificate of good standing from the Secretary of State of Nevada with respect to RMII, dated as of a date within five (5) days prior to the date of this Agreement, certifying that RMII is in good standing as a corporation in the state of Nevada.

Section 9.04Other Items.

Produce shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Produce may reasonably request.

ARTICLE X

MISCELLANEOUS

Section 10.01Brokers.

RMII and the Produce Shareholders agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. RMII and the Produce Shareholders each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, resulting from the actions of such party. The covenants set forth in this section 10.01 shall survive the Closing and the consummation of the transactions herein contemplated.

Section 10.02Tax Treatment.

No representation or warranty is being made or legal opinion given by any party to any other regarding the treatment of this transaction for federal or state income taxation. All parties intend for the transaction to be treated as a “tax-free” reorganization under the provisions of the Code and agree to take all corporate action necessary, to file all tax returns and reports, and prepare financial statements consistent with the treatment of the transaction as a reorganization under section 368(a)(1)(B) for those shareholders resident in the United States. Shareholders not resident in the United States or otherwise unable to qualify for “tax-free” treatment under section 368(a)(1)(B) shall be solely responsible for any tax consequences to them resulting from the consummation of the transactions contemplated hereby. Although this transaction has been structured in an effort to qualify for treatment under section 368(a)(1)(B) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification. Each party has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal and state income taxes.

Section 10.03Governing Law.

This Agreement shal1 be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Utah.

Section 10.04Notices.

Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to RMII. to:	RM Investors, Inc. Attn: Mark D. Williams 480 22nd Street, Box 2 Heyburn, ID 83336 Fax: (208) 679-2486
With copies to:	Terrell W. Smith Kruse Landa Maycock & Ricks, LLC 136 East South Temple, 21st Floor Salt Lake City, Utah 84111 Fax: (801) 531-7091
If to The Produce Shareholders, to:	20/20 Produce Sales, Inc. Attn: Mark D. Williams 480 22nd Street, Box 2 Heyburn, ID 83336 Fax: (208) 679-2486

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

Section 10.05Attorneys’ Fees.

In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.06Costs.

Each of the parties shall bear its respective costs associated with this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, and other costs and expenses.

Section 10.07Schedules; Knowledge.

Whenever in any section of this Agreement reference is made to information set forth in the RMII Schedules or Produce Schedules such reference is to information specifically set forth in such schedules and clearly referenced to identify the section of this Agreement to which the information relates. Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that such officer or director has made a reasonable investigation of such matters.

Section 10.08Third-Party Beneficiaries.

This Agreement is solely between RMII and Produce and the Produce Shareholders, and no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 10.09Entire Agreement.

This Agreement, together with the other agreements entered into between the parties contemporaneously with this Agreement (this Agreement and such other documents collectively referred to as the “Transaction Documents”), represent the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into the Transaction Documents. The Transaction Documents fully and completely express the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth in the Transaction Documents.

Section 10.10Counterparts.

This Agreement may be executed in multiple counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The Parties may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by facsimile/electronic pdf transmission, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

Section 10.11Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement shall only be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the Provision is intended.

Section 10.12Severability.

If and to the extent that any court of competent jurisdiction holds any provision, or any part thereof, of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement which shall continue in full force and effect.

Section 10.13Successors and Assigns.

This Agreement shall inure to the benefit of and be binding on the parties and their successors, assigns, heirs, executors, and administrators.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and the individuals have caused this Agreement to be executed as of the date first above written.

RMII:

RM INVESTORS, INC.

By  /s/ Tom Wason

Tom Wason, President

Produce:

20/20 PRODUCE SALES, INC.

By  /s/ Tom Wason

Tom Wason, President

The Produce Shareholders:

/s/ Robert T. Williams

Robert T. Williams

/s/ Mark D. Williams

Mark D. Williams

/s/ Colin Gibson

Colin Gibson